NEWS RELEASE

	Contacts:	Amir Barash, Vice President-IR Alon USA Energy, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/ Sheila Stuewe DRG&L / 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551

Alon USA Reports Third Quarter Results

Declares Quarterly Cash Dividend
Company schedules conference call for November 4, 2011 at 10:00 a.m. Eastern

DALLAS, TEXAS, November 3, 2011 - Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the third quarter of 2011. Net income for the third quarter of 2011 was $28.6 million, or $0.51 per share, compared to net loss of $(15.6) million, or $(0.29) per share, for the same period last year. Excluding special items, Alon recorded net income of $39.0 million, or $0.70 per share, for the third quarter of 2011, compared to net loss of $(31.8) million, or $(0.59) per share, for the same period last year.
Net income for the nine months ended September 30, 2011 was $55.4 million, or $1.00 per share, compared to net loss of $(97.8) million, or $(1.80) per share, for the same period last year. Excluding special items, Alon recorded net income of $74.5 million, or $1.35 per share, for the nine months ended September 30, 2011, compared to net loss of $(110.4) million, or $(2.04) per share, for the same period last year.
Paul Eisman, CEO and President, commented, “For the third quarter of 2011, I am happy both with the results for the quarter and with the progress we've made towards further improvements in our businesses. Our adjusted EBITDA was $114 million for the third quarter of 2011 which marks our best quarterly results in almost three years.
"At our Big Spring refinery, we successfully completed a turnaround in July. Since the turnaround, the operation at Big Spring has been excellent as we've increased the total throughput rate to over 70,000 barrels per day while at the same time generating very good yields with a liquid recovery yield of 100% during the third quarter.
"At our Krotz Springs refinery, we are completing several capital projects that are intended to improve crude slate flexibility, FCC capacity and yields, and jet fuel yield. In order to begin integrating these upgrades, the Krotz Springs refinery was shut down at the beginning of November. We anticipate that the tie-in of these capital projects will be completed during the first half of November. We've completed arrangements to begin receiving WTI priced crudes at Krotz Springs, and expect to begin receiving some volume of this material during the month of December with our goal of processing on average 20,000 to 25,000 barrels per day during 2012.
"We continue to be excited about our California refineries' prospects following the completion of the Bakersfield integration project. This project integrated the hydrocracker unit acquired in the Bakersfield acquisition into the California refineries system to increase overall light product yields. In the three months since the completion of the project, we have increased light product yields by approximately 25%. We look to further improve the liquid recovery and light product yields of our California refineries by optimizing the operations and crude blends processed at the facilities. We have scheduled a two-week shut down in December to make minor revisions to the hydrocracker in preparation for these new crude blends.

“Our retail and branded marketing segment's strong performance continued in the third quarter with adjusted EBITDA of $12 million and adjusted EBITDA for the last twelve months through September 30, 2011 of $42 million. Retail fuel sales increased 11% and merchandise sales increased 6% over the same period in 2010.
"During the third quarter of 2011, we reduced net debt by $78 million and improved our net debt to total capitalization ratio from 71% to 68%. Debt reduction is a priority for the Company, and we anticipate reducing net debt further as we lower excess inventory levels by approximately 700 thousand barrels by year end. In the fourth quarter of 2011, we expect the average throughput at our refineries to exceed 68,000 barrels per day at Big Spring, 62,000 barrels per day at Krotz Springs and 25,000 barrels per day at our California refineries."
THIRD QUARTER 2011
Special items for the third quarter of 2011 included an after-tax loss of $10.6 million associated with the mark to market of heating oil crack spread contracts and an after-tax gain recognized on disposition of assets of $(0.1) million. Special items for the third quarter of 2010 included a $(16.3) million gain on bargain purchase recognized from the Bakersfield refinery acquisition.
The Big Spring refinery operating margin was $23.05 per barrel for the third quarter of 2011 compared to $5.04 per barrel for the same period in 2010. The increase is due to higher Gulf Coast 3/2/1 crack spreads and improved operating efficiencies at higher throughputs. Refinery operating margin at the California refineries was $3.64 per barrel for the third quarter of 2011, compared to $0.12 per barrel for the same period in 2010. This increase reflects the higher margin received on greater yield of light products due to the integration of the Bakersfield hydrocracker and a slight increase in the West Coast 3/1/1/1 crack spread. The Krotz Springs refinery operating margin was $7.77 per barrel for the third quarter of 2011, compared to $0.97 per barrel for the same period in 2010. This increase is due to higher Gulf Coast 2/1/1 crack spreads.
Combined refinery throughput for the third quarter of 2011 averaged 162,214 barrels per day ("bpd"), consisting of 56,828 bpd at the Big Spring refinery, 39,056 bpd at the California refineries, and 66,330 bpd at the Krotz Springs refinery, compared to a combined refinery average of 138,253 bpd for the third quarter of 2010, consisting of 53,060 bpd at the Big Spring refinery, 21,035 bpd at the California refineries, and 64,158 bpd at the Krotz Springs refinery.
The average Gulf Coast 3/2/1 crack spread was $31.28 per barrel for the third quarter of 2011 compared to $7.76 per barrel for the third quarter of 2010. The average West Coast 3/1/1/1 crack spread for the third quarter of 2011 was $11.22 per barrel compared to $9.09 per barrel for the third quarter of 2010. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for the third quarter of 2011 was $12.44 per barrel compared to $3.91 per barrel for the third quarter of 2010.
The average sweet/sour spread for the third quarter of 2011 was $0.82 per barrel compared to $2.16 per barrel for the same period in 2010. The average LLS to WTI spread for the third quarter of 2011 was $18.87 per barrel compared to $3.11 per barrel for the same period in 2010. The average WTI to Buena Vista spread for the third quarter of 2011 was $(17.52) per barrel compared to $0.87 per barrel for the same period in 2010.
Asphalt margins for the third quarter of 2011 were $25.68 per ton compared to $77.59 per ton for the third quarter of 2010. On a cash basis, asphalt margins in the third quarter of 2011 were $23.07 per ton compared to $73.90 per ton in the third quarter of 2010. This decrease was due primarily to higher crude oil costs without having the ability to increase asphalt sales prices accordingly. The average blended asphalt sales price increased 12.8% from $478.65 per ton in the third quarter of 2010 to $540.07 per ton in the third quarter of 2011 and the average non-blended asphalt sales price increased 10.0% from $348.89 per ton in the third quarter of 2010 to $383.87 per ton in the third quarter of 2011. The average price of Buena Vista crude increased 42.68% from $75.18 per barrel in the third quarter of 2010 to $107.27 per barrel in the third quarter of 2011.
Retail fuel sales volume increased by 10.9% from 36.8 million gallons in the third quarter of 2010 to 40.8 million gallons in the third quarter of 2011. Our branded fuel sales volume increased by 12.4% from 84.7 million gallons in the third quarter of 2010 to 95.2 million gallons in the third quarter of 2011. Adjusted EBITDA for our retail and branded marketing segment was $11.8 million for the third quarter of 2011 compared to adjusted EBITDA of $12.2 million for the same period in 2010.
YEAR-TO-DATE 2011
Special items for the first nine months of 2011 included an after-tax loss of $32.7 million associated with heating oil crack spread contracts, an after-tax gain of $(13.5) million associated with a reduction in system inventories and an after-tax gain on disposition of assets of $(0.1) million. The net after-tax loss from these special items for the first nine months of 2011 was $19.1 million. Special items for the first nine months of 2010 included the gain on bargain purchase of $(16.3) million, an after-tax loss of $3.9 million for the write-off of debt issuance costs associated with our prepayment of the Alon Refining Krotz Springs revolving credit facility and an after-tax gain on disposition of assets of $(0.3) million. The net after-tax gain from these special items for the first nine months of 2010 was $(12.7) million.

Refinery operating margin at the Big Spring refinery was $20.67 per barrel for the first nine months of 2011 compared to $6.39 per barrel for the same period in 2010. The increase is due to higher Gulf Coast 3/2/1 crack spreads, improved operating efficiencies at higher throughput rates and a widening of the sweet/sour differentials. Refinery operating margin at the California refineries was $(0.16) per barrel for the first nine months of 2011 compared to $0.86 per barrel for the same period in 2010. This decrease reflects the impact of the California refineries' shutdown until its restart in late March 2011 offset by the higher West Coast 3/1/1/1 crack spreads. The Krotz Springs refinery operating margin for the first nine months of 2011 was $5.61 per barrel compared to $0.35 per barrel for the same period last year. This increase reflects the effects of the refinery being down for the first five months of 2010 and the increase in the Gulf Coast 2/1/1 high sulfur diesel crack spread.
The refineries’ combined throughput for the first nine months of 2011 averaged 144,515 bpd, consisting of 60,889 bpd at the Big Spring refinery, 21,357 bpd at the California refineries and 62,269 bpd at the Krotz Springs refinery, where throughput was reduced during the second quarter of 2011 due to flooding in Louisiana and the impact on crude oil supply to the refinery, compared to 94,775 bpd in the first nine months of 2010, consisting of 46,244 bpd at the Big Spring refinery, 19,590 bpd at the California refineries, and 28,941 bpd at the Krotz Springs refinery.
The average Gulf Coast 3/2/1 crack spread for the first nine months of 2011 was $24.53 per barrel compared to $8.20 per barrel for the same period in 2010. The average West Coast 3/1/1/1 crack spread for the first nine months of 2011 was $11.09 per barrel compared to $8.60 per barrel for the first nine months of 2010. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for the first nine months of 2011 was $9.87 per barrel compared to $4.59 per barrel for the first nine months of 2010.
The average sweet/sour spread for the first nine months of 2011 was $2.47 per barrel compared to $1.95 per barrel for the same period in 2010. The average LLS to WTI spread for the first nine months of 2011 was $14.55 per barrel compared to $2.81 per barrel for the same period in 2010. The average WTI to Buena Vista spread for the first nine months of 2011 was $(11.20) per barrel compared to $1.61 per barrel for the same period in 2010.
Asphalt margins in the first nine months of 2011 decreased to $15.99 per ton compared to $50.54 per ton in the first nine months of 2010. On a cash basis, asphalt margins in the first nine months of 2011 were $12.86 per ton compared to $54.58 per ton in the first nine months of 2010. This decrease was due primarily to higher crude oil costs without having the ability to increase asphalt sales prices accordingly. The average blended asphalt sales price increased 12.9% from $477.68 per ton in the first nine months of 2010 to $539.52 per ton in the first nine months of 2011 and the average non-blended asphalt sales price decreased 3.3% from $349.29 per ton in the first nine months of 2010 to $337.82 per ton in the first nine months of 2011. The average price for Buena Vista crude increased 40.49%, from $75.89 per barrel in the first nine months of 2010 to $106.62 per barrel in the first nine months of 2011.
Retail fuel sales volume increased by 10.5% from 104.9 million gallons in the first nine months of 2010 to 115.9 million gallons in the first nine months of 2011. Our branded fuel sales volume increased by 18.3% from 230.0 million gallons in the first nine months of 2010 to 272.1 million gallons in the first nine months of 2011. Adjusted EBITDA for our retail and branded marketing segment was $33.3 million for the first nine months of 2011 compared to $24.4 million for the same period in 2010.

Alon also announced today that its Board of Directors has approved the regular quarterly cash dividend of $0.04 per share. The dividend is payable on December 15, 2011 to stockholders of record at the close of business on December 1, 2011.

CONFERENCE CALL
The Company has scheduled a conference call for Friday, November 4, 2011, at 10:00 a.m. Eastern, to discuss the third quarter 2011 results. To access the call, please dial 877-941-8609, or 480-629-9692, for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Alon corporate website, http://www.alonusa.com, by logging onto that site and clicking “Investors”. A telephonic replay of the conference call will be available through November 18, 2011, and may be accessed by calling 800-406-7325, or 303-590-3030, for international callers, and using the passcode 4476348#. A web cast archive will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&L at 713-529-6600 or email dmw@drg-l.com.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns four crude oil refineries in Texas, California, Louisiana and Oregon, with an aggregate crude oil throughput capacity of approximately 250,000 barrels per day. Alon is a leading producer of asphalt, which it markets through its asphalt terminals predominately in the Western United States. Alon is the largest 7-Eleven licensee in the United States and operates more than 300 convenience stores in Texas and New Mexico. Alon markets motor fuel products under the FINA brand at these locations and at over 600 distributor-serviced locations.

Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.
- Tables to follow -

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA (ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2010, IS UNAUDITED)	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(dollars in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$2,056,653	$1,248,569	$5,303,388	$2,668,243
Operating costs and expenses:
Cost of sales	1,827,098	1,153,743	4,717,673	2,443,533
Direct operating expenses	83,338	68,448	202,476	192,816
Selling, general and administrative expenses (2)	34,680	35,012	107,595	96,001
Depreciation and amortization (3)	29,812	26,781	80,046	78,471
Total operating costs and expenses	1,974,928	1,283,984	5,107,790	2,810,821
Gain on disposition of assets	229	—	161	474
Operating income (loss)	81,954	(35,415)	195,759	(142,104)
Interest expense (4)	(22,582)	(24,091)	(63,780)	(72,411)
Equity earnings of investees	2,005	3,864	3,775	4,970
Gain on bargain purchase (5)	—	17,480	—	17,480
Other income (loss), net (6)	(14,272)	(494)	(51,065)	13,345
Income (loss) before income tax expense (benefit) and non-controlling interest in income (loss) of subsidiaries	47,105	(38,656)	84,689	(178,720)
Income tax expense (benefit)	17,004	(21,905)	26,952	(73,711)
Income (loss) before non-controlling interest in income (loss) of subsidiaries	30,101	(16,751)	57,737	(105,009)
Non-controlling interest in income (loss) of subsidiaries	1,480	(1,167)	2,317	(7,224)
Net income (loss) available to common stockholders	$28,621	$(15,584)	$55,420	$(97,785)
Income (loss) per share, basic	$0.51	$(0.29)	$1.00	$(1.80)
Weighted average shares outstanding, basic (in thousands)	55,755	54,181	55,290	54,177
Income (loss) per share, diluted	$0.46	$(0.29)	$0.91	$(1.80)
Weighted average shares outstanding, diluted (in thousands)	61,690	54,181	61,231	54,177
Cash dividends per share	$0.04	$0.04	$0.12	$0.12
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$109,478	$24,285	$58,362	$(37,275)
Investing activities	(28,055)	(11,162)	(104,130)	(15,218)
Financing activities	(22,964)	18,799	149,682	51,691
OTHER DATA:
Adjusted net income (loss) available to common stockholders (7)	$39,028	$(31,837)	$74,506	$(110,448)
Income (loss) per share, excluding write-off of unamortized debt issuance costs, net of tax; loss associated with heating oil crack spread contracts, net of tax; gain from reduction in system inventories, net of tax; gain on bargain purchase; and gain on disposition of assets, net of tax (7)	0.70	(0.59)	1.35	(2.04)
Adjusted EBITDA (8)	113,539	(5,264)	279,447	(45,792)
Capital expenditures (9)	23,162	7,838	91,120	20,526
Capital expenditures for turnaround and chemical catalyst	2,733	1,137	6,995	12,668

	September 30, 2011	December 31, 2010
BALANCE SHEET DATA (end of period):	(dollars in thousands)
Cash and cash equivalents	$175,601	$71,687
Working capital	99,558	990
Total assets	2,419,897	2,088,521
Total debt	1,054,008	916,305
Total equity	417,916	341,767

REFINING AND UNBRANDED MARKETING SEGMENT
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (10)	$1,862,181	$1,056,478	$4,797,125	$2,230,849
Operating costs and expenses:
Cost of sales	1,681,163	1,022,950	4,336,655	2,138,284
Direct operating expenses	72,271	57,711	170,214	159,556
Selling, general and administrative expenses	6,189	7,103	24,946	17,365
Depreciation and amortization	25,179	21,315	64,799	62,150
Total operating costs and expenses	1,784,802	1,109,079	4,596,614	2,377,355
Gain on disposition of assets	1	—	12	—
Operating income (loss)	$77,380	$(52,601)	$200,523	$(146,506)
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin – Big Spring (11)	23.05	5.04	20.67	6.39
Refinery operating margin – CA Refineries (11)	3.64	0.12	(0.16)	0.86
Refinery operating margin – Krotz Springs (11)	7.77	0.97	5.61	0.35
Refinery direct operating expense – Big Spring (12)	4.68	4.66	4.40	5.58
Refinery direct operating expense – CA Refineries (12)	7.20	6.86	6.13	7.66
Refinery direct operating expense – Krotz Springs (12)	3.61	3.39	3.42	5.82
Capital expenditures	14,931	4,707	76,119	15,234
Capital expenditures for turnaround and chemical catalyst	2,733	1,137	6,995	12,668
PRICING STATISTICS:
WTI crude oil (per barrel)	$89.75	$76.05	$95.42	$77.50
WTS crude oil (per barrel)	88.93	73.89	92.95	75.55
Buena Vista crude oil (per barrel)	107.27	75.18	106.62	75.89
LLS crude oil (per barrel)	112.94	79.18	110.50	80.37
Crack spreads (3/2/1) (per barrel):
Gulf Coast (13)	$31.28	$7.76	$24.53	$8.20
Crack spreads (3/1/1/1) (per barrel):
West Coast (13)	11.22	9.09	11.09	8.60
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (13)	$12.44	$3.91	$9.87	$4.59
Crude oil differentials (per barrel):
WTI less WTS (14)	$0.82	$2.16	$2.47	$1.95
LLS less WTI (14)	18.87	3.11	14.55	2.81
WTI less Buena Vista (14)	(17.52)	0.87	(11.20)	1.61
Product prices (dollars per gallon):
Gulf Coast unleaded gasoline	$2.82	$1.95	$2.80	$2.01
Gulf Coast ultra-low sulfur diesel	3.01	2.09	2.97	2.09
Gulf Coast high sulfur diesel	2.95	2.01	2.91	2.03
West Coast LA CARBOB (unleaded gasoline)	2.89	2.18	2.92	2.18
West Coast LA ultra-low sulfur diesel	3.03	2.16	3.05	2.14
Natural gas (per MMBTU)	4.05	4.23	4.21	4.52

THROUGHPUT AND PRODUCTION DATA: BIG SPRING REFINERY	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2011		2010		2011		2010
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Sour crude	42,769	75.2	42,680	80.4	48,882	80.2	36,836	79.7
Sweet crude	10,904	19.2	7,938	15.0	9,845	16.2	7,021	15.1
Blendstocks	3,155	5.6	2,442	4.6	2,162	3.6	2,387	5.2
Total refinery throughput (15)	56,828	100.0	53,060	100.0	60,889	100.0	46,244	100.0
Refinery production:
Gasoline	26,846	47.3	25,937	49.2	28,969	47.8	23,096	50.5
Diesel/jet	18,570	32.6	17,772	33.7	19,704	32.5	14,738	32.2
Asphalt	4,619	8.1	3,193	6.1	4,505	7.4	2,636	5.8
Petrochemicals	3,422	6.0	3,382	6.4	3,664	6.0	2,664	5.8
Other	3,423	6.0	2,419	4.6	3,837	6.3	2,620	5.7
Total refinery production (16)	56,880	100.0	52,703	100.0	60,679	100.0	45,754	100.0
Refinery utilization (17)		89.9%		72.3%		88.3%		64.6%

THROUGHPUT AND PRODUCTION DATA: CALIFORNIA REFINERIES	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2011		2010		2011		2010
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Medium sour crude	9,363	24.0	4,635	22.0	4,632	21.7	4,065	20.7
Heavy crude	23,928	61.2	15,886	75.6	14,707	68.9	15,082	77.0
Blendstocks	5,765	14.8	514	2.4	2,018	9.4	443	2.3
Total refinery throughput (15)	39,056	100.0	21,035	100.0	21,357	100.0	19,590	100.0
Refinery production:
Gasoline	10,178	26.1	3,401	16.6	4,433	20.9	2,888	15.2
Diesel/jet	14,863	38.3	4,758	23.3	6,933	32.9	4,067	21.4
Asphalt	10,918	28.0	6,974	34.1	6,456	30.5	6,554	34.3
Light unfinished	525	1.3	—	—	177	0.8	—	—
Heavy unfinished	960	2.5	4,831	23.6	2,462	11.6	5,099	26.8
Other	1,498	3.8	498	2.4	708	3.3	439	2.3
Total refinery production (16)	38,942	100.0	20,462	100.0	21,169	100.0	19,047	100.0
Refinery utilization (17)		45.9%		28.3%		26.7%		26.4%

THROUGHPUT AND PRODUCTION DATA: KROTZ SPRINGS REFINERY	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2011		2010		2011		2010
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Light sweet crude	64,420	97.1	38,597	60.1	48,895	78.5	16,460	56.9
Heavy sweet crude	1,845	2.8	23,854	37.2	12,528	20.1	11,603	40.1
Blendstocks	65	0.1	1,707	2.7	846	1.4	878	3.0
Total refinery throughput (15)	66,330	100.0	64,158	100.0	62,269	100.0	28,941	100.0
Refinery production:
Gasoline	27,396	41.1	26,442	40.9	25,905	41.5	11,720	40.3
Diesel/jet	30,491	45.7	31,383	48.5	28,757	46.0	13,609	46.9
Heavy Oils	2,828	4.2	1,487	2.3	2,577	4.1	1,437	4.9
Other	6,017	9.0	5,368	8.3	5,245	8.4	2,304	7.9
Total refinery production (16)	66,732	100.0	64,680	100.0	62,484	100.0	29,070	100.0
Refinery utilization (17)		79.7%		75.2%		80.2%		33.8%

ASPHALT SEGMENT
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales	$201,081	$144,610	$435,135	$316,715
Operating costs and expenses:
Cost of sales (18)	191,296	120,791	421,480	282,500
Direct operating expenses	11,067	10,737	32,262	33,260
Selling, general and administrative expenses	1,310	2,404	3,833	4,561
Depreciation and amortization	1,522	1,716	4,999	5,148
Total operating costs and expenses	205,195	135,648	462,574	325,469
Operating income (loss)	$(4,114)	$8,962	$(27,439)	$(8,754)
KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (19)	351	289	727	625
Non-blended asphalt sales volume (tons in thousands) (20)	30	18	127	52
Blended asphalt sales price per ton (19)	$540.07	$478.65	$539.52	$477.68
Non-blended asphalt sales price per ton (20)	383.87	348.89	337.82	349.29
Asphalt margin per ton (21)	25.68	77.59	15.99	50.54
Capital expenditures	$125	$465	$1,458	$991

RETAIL AND BRANDED MARKETING SEGMENT
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$383,636	$273,481	$1,083,455	$753,464
Operating costs and expenses:
Cost of sales (18)	344,884	236,002	971,865	655,534
Selling, general and administrative expenses	26,993	25,317	78,252	73,511
Depreciation and amortization	2,707	3,353	9,037	10,209
Total operating costs and expenses	374,584	264,672	1,059,154	739,254
Gain on disposition of assets	228	—	149	474
Operating income	$9,280	$8,809	$24,450	$14,684
KEY OPERATING STATISTICS:
Branded fuel sales (thousands of gallons) (22)	95,160	84,711	272,101	230,031
Branded fuel margin (cents per gallon) (22)	5.5	8.9	5.0	6.7
Number of stores (end of period)	303	306	303	306
Retail fuel sales (thousands of gallons)	40,769	36,759	115,931	104,881
Retail fuel sales (thousands of gallons per site per month)	45	40	43	38
Retail fuel margin (cents per gallon) (23)	15.9	13.4	16.7	12.3
Retail fuel sales price (dollars per gallon) (24)	$3.52	$2.67	$3.47	$2.68
Merchandise sales	$79,366	$74,932	$225,812	$211,660
Merchandise sales (per site per month)	$87	$82	$83	$77
Merchandise margin (25)	32.4%	32.2%	33.0%	31.7%
Capital expenditures	$7,777	$1,322	$12,271	$2,149
________________

(1)
Includes excise taxes on sales by the retail and branded marketing segment of $15,476 and $14,204 for the three months ended September 30, 2011 and 2010, respectively, and $44,887 and $40,521 for the nine months ended September 30, 2011 and 2010, respectively. Net sales also includes net royalty and related net credit card fees of $1,265 and $873 for the three months ended September 30, 2011 and 2010, respectively, and $4,177 and $2,692 for the nine months ended September 30, 2011 and 2010, respectively.

(2)
Includes corporate headquarters selling, general and administrative expenses of $188 and $188 for the three months ended September 30, 2011 and 2010, respectively, and $564 and $564 for the nine months ended September 30, 2011 and 2010, respectively, which are not allocated to our three operating segments. The increase in consolidated selling, general and administrative expenses for the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010 is primarily due to increased employee related costs, $4,741 related to the retail and branded marketing segment and $2,494 related to net bad debt recoveries and an insurance premium refund in the nine months ended September 30, 2010.

(3)
Includes corporate depreciation and amortization of $404 and $397 for the three months ended September 30, 2011 and 2010, respectively, and $1,211 and $964 for the nine months ended September 30, 2011 and 2010, respectively, which are not allocated to our three operating segments.

(4)
Interest expense of $72,411 for the nine months ended September 30, 2010, includes a charge of $6,659 for the write-off of debt issuance costs associated with our prepayment of the Alon Refining Krotz Springs, Inc. revolving credit facility.

(5)
In connection with the Bakersfield refinery acquisition in 2010, the acquisition date fair value of the identifiable net assets acquired exceeded the fair value of the consideration transferred, resulting in a $17,480 bargain purchase gain.

(6)
Other income (loss), net for the three and nine months ended September 30, 2011 is substantially the loss on heating oil crack spread contracts. Other income (loss), net for the nine months ended September 30, 2010 substantially represents the gain from the sale of our investment in Holly Energy Partners.

(7)
The following table provides a reconciliation of net income (loss) available to common stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net income (loss) available to common stockholders utilized in determining income (loss) per common share, excluding the after-tax loss on write-off of unamortized debt issuance costs, after-tax loss on heating oil crack spread contracts, after-tax gain from reduction in system inventories, gain on bargain purchase and after-tax gain on disposition of assets. Our management believes that the presentation of adjusted net income (loss) available to common stockholders and income (loss) per common share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company's operating results.

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(dollars in thousands)
Net income (loss) available to common stockholders	$28,621	$(15,584)	$55,420	$(97,785)
Plus: Write-off of unamortized debt issuance costs, net of tax	—	—	—	3,865
Plus: Loss on heating oil crack spread contracts, net of tax	10,551	—	32,697	—
Less: Gain from reduction in system inventories, net of tax	—	—	(13,508)	—
Less: Gain on bargain purchase	—	(16,253)	—	(16,253)
Less: Gain on disposition of assets, net of tax	(144)	—	(103)	(275)
Adjusted net income (loss) available to common stockholders	$39,028	$(31,837)	$74,506	$(110,448)
Income (loss) per share, excluding write-off of unamortized debt issuance costs, net of tax; loss associated with heating oil crack spread contracts, net of tax; gain from reduction in system inventories, net of tax; gain on bargain purchase; and gain on disposition of assets, net of tax	$0.70	$(0.59)	$1.35	$(2.04)

(8)
Adjusted EBITDA represents earnings before non-controlling interest in income of subsidiaries, income tax expense, interest expense, depreciation and amortization, gain on disposition of assets and loss on heating oil crack spread contracts. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of non-controlling interest in income of subsidiaries, income tax expense, interest expense, gain on disposition of assets and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income (loss) available to common stockholders to Adjusted EBITDA for the three and nine months ended September 30, 2011 and 2010, respectively:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(dollars in thousands)
Net income (loss) available to common stockholders	$28,621	$(15,584)	$55,420	$(97,785)
Non-controlling interest in income (loss) of subsidiaries	1,480	(1,167)	2,317	(7,224)
Income tax expense (benefit)	17,004	(21,905)	26,952	(73,711)
Interest expense	22,582	24,091	63,780	72,411
Depreciation and amortization	29,812	26,781	80,046	78,471
Gain on bargain purchase	—	(17,480)	—	(17,480)
Gain on disposition of assets	(229)	—	(161)	(474)
Loss on heating oil crack spread contracts	14,269	—	51,093	—
Adjusted EBITDA	$113,539	$(5,264)	$279,447	$(45,792)

Adjusted EBITDA for our retail and branded marketing segment is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry but is also subject to many of the limitations discussed above; therefore, Adjusted EBITDA for our retail and branded marketing segment should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. The following table reconciles operating income to Adjusted EBITDA for our retail and branded marketing segment for the three and nine months ended September 30, 2011 and 2010, respectively, and for the three months ended December 31, 2010:

RETAIL AND BRANDED MARKETING SEGMENT	For the Three Months Ended		For the Nine Months Ended		For the Three Months Ended
	September 30,		September 30,		December 31,
	2011	2010	2011	2010	2010
	(dollars in thousands)
Operating income	$9,280	$8,809	$24,450	$14,684	$5,117
Depreciation and amortization	2,707	3,353	9,037	10,209	3,231
(Gain) loss on disposition of assets	(228)	—	(149)	(474)	188
Adjusted EBITDA	$11,759	$12,162	$33,338	$24,419	$8,536
Adjusted EBITDA for our retail and branded marketing segment for the last twelve months through September 30, 2011 of $41,874 is equal to adjusted EBITDA for the three months ended December 31, 2010 of $8,536, plus adjusted EBITDA for the nine months ended September 30, 2011 of $33,338.

(9)
Includes corporate capital expenditures of $329 and $1,344 for the three months ended September 30, 2011 and 2010, respectively, and $1,272 and $2,152 for the nine months ended September 30, 2011 and 2010, respectively, which are not allocated to our three operating segments.

(10)
Net sales include intersegment sales to our asphalt and retail and branded marketing segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(11)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of substantial unrealized hedge positions and inventory adjustments related to acquisitions) attributable to each refinery by the refinery's throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry. The refinery operating margin for the nine months ended September 30, 2011, excludes a benefit from inventory reductions of $22,460. The refinery operating margin for the three and nine months ended September 30, 2010, excludes a benefit of $2,990 and $4,515, respectively, to cost of sales for inventory adjustments related to the Bakersfield refinery acquisition.

(12)
Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring, California, and Krotz Springs refineries, exclusive of depreciation and amortization, by the applicable refinery’s total throughput volumes. Direct operating expenses related to the Bakersfield refinery of $3,356 for the nine months ended September 30, 2011 and $2,122 for the three and nine months ended September 30, 2010, respectively, have been excluded from the per barrel measurement calculation.

(13)
A 3/2/1 crack spread is calculated assuming that three barrels of a benchmark crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. We calculate the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and ultra-low sulfur diesel and the market value of West Texas Intermediate, or WTI, a light sweet crude oil.

A 3/1/1/1 crack spread is calculated assuming that three barrels of a benchmark crude oil are converted into one barrel of gasoline, one barrel of diesel and one barrel of fuel oil. We calculate the West Coast 3/1/1/1 crack spread using the market values of West Coast LA CARBOB pipeline gasoline, LA ultra-low sulfur pipeline diesel, and LA 380 pipeline CST (fuel oil) and the market value of Buena Vista crude oil.
A 2/1/1 crack spread is calculated assuming that two barrels of a benchmark crude oil are converted into one barrel of gasoline and one barrel of diesel. We calculate the Gulf Coast high sulfur diesel 2/1/1 crack spread using the market values of Gulf Coast conventional gasoline and Gulf Coast high sulfur diesel and the market value of Light Louisiana Sweet (“LLS”) crude oil.

(14)
The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil. The WTI less Buena Vista spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of Buena Vista crude oil. The LLS less WTI spread represents the differential between the average value per barrel of LLS crude oil and the average value per barrel of WTI crude oil.

(15)
Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process. The throughput data of the California refineries for the nine months ended September 30, 2011, reflects substantially six months of operations beginning in late March 2011 due to the integration of the Bakersfield hydrocracker unit. The throughput data of the Krotz Springs refinery for the nine months ended September 30, 2011, reflects approximately a one month shutdown due to flooding in Louisiana and the impact on crude supply to the refinery. The throughput data of the Krotz Springs refinery for the nine months ended September 30, 2010, reflects substantially four months of operations beginning in June 2010 due to the restart after major turnaround activity.

(16)
Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refineries.

(17)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(18)
Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and unbranded marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(19)	Blended asphalt represents base asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(20)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(21)
Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(22)
Branded fuel sales represent branded fuel sales to our wholesale marketing customers that are primarily supplied by the Big Spring refinery. The branded fuels that are not supplied by the Big Spring refinery are obtained from third-party suppliers. The branded fuel margin represents the margin between the net sales and cost of sales attributable to our branded fuel sales volume, expressed on a cents-per-gallon basis.

(23)
Retail fuel margin represents the difference between motor fuel sales revenue and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents-per-gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.

(24)	Retail fuel sales price per gallon represents the average sales price for motor fuels sold through our retail convenience stores.

(25)
Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.